Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION

• Board membership	$50,000 restricted stock grant with a 1 year vesting period
• Board Chairman

$20,000 restricted stock grant with a 1 year vesting period. In addition, if the Chairman is not the Chairman of the Corporate Governance Committee the Chairman will receive an additional $20,000 per year (paid $5,000 per quarter) cash compensation.

• Corporate Governance Members	$20,000 per year (paid $5,000/quarter) cash compensation
• Corporate Governance Chairman	$60,000 per year (paid $15,000/quarter) cash compensation

• Audit Members	$20,000 per year (paid $5,000/quarter) cash compensation
• Audit Chairman	$40,000 per year (paid $10,000/quarter) cash compensation

• Compensation Members	$8,000 per year (paid $2,000/quarter) cash compensation
• Compensation Chairman	$20,000 per year (paid $5,000/quarter) cash compensation